Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES NAMES NEW EXECUTIVE VICE PRESIDENT, GENERAL MERCHANDISE MANAGER

HOUSTON, TX, July 27, 2004 - Stage Stores, Inc. (Nasdaq: STGS) today announced the appointment of Cynthia "Cinny" Murray to the position of Executive Vice President, General Merchandise Manager, effective August 2, 2004. Ms. Murray will report to Jim Scarborough, Chairman, President and Chief Executive Officer, and will oversee the Company's misses sportswear, junior sportswear, special sizes, accessories, cosmetics, dresses, home & gifts, outerwear and swimwear departments. Ms. Murray will replace Vivian McDonald, who will be retiring after approximately 20 years with the Company.

Ms. Murray has a distinguished career in the retail industry with nearly 25 years of experience, primarily in senior merchandising positions. Most recently, she was Senior Vice President, Merchandising - Stores and Catalog at Talbot's.

Jim Scarborough stated, "We are extremely pleased that Cinny will be joining Stage Stores, and I know that her strong retail and merchandising background will be an asset to our Company and to our management team. Additionally, she brings a wealth of private label and product development experience to our Company, which will benefit the ongoing refinement and expansion of our private label assortments."

Mr. Scarborough concluded, "We have made significant progress under Vivian's leadership, and we have built a solid merchandising team that I am confident will be taken to the next level under Cinny's guidance. We thank Vivian for her invaluable contributions to our Company and we wish her well."

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Stage Stores Names

New EVP, GMM

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Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 516 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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